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                                                                      Exhibit 11

                       AMERICAN ONCOLOGY RESOURCES, INC.
                 STATEMENT RE-COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)
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                                             THREE MONTHS
                                           ENDED MARCH 31,
                                            1997      1996
                                          --------  --------
NET INCOME..............................  $ 5,072   $ 4,447

OUTSTANDING AT END OF PERIOD:
  Shares of Common Stock................   27,531    27,746
  Commitments to issue Common Stock at
   specific future dates................   17,388    15,612
  Effect of weighting...................     (328)     (202)
                                          -------   -------
                                           44,591    43,156

Options to purchase Common Stock........    5,170     5,592
Effect of treasury stock method.........   (2,369)   (1,410)
                                          -------   -------

Total shares used in per share             47,392    47,338
 calculation............................  =======   =======
Net income per share....................  $   .11   $   .09
                                          =======   =======
ASSUMING FULL DILUTION:
  Outstanding per above.................   47,392    47,338
  Additional dilution resulting from
   use of period end price per
  share if higher than average..........   ______    ______
Total shares used in per share
 calculation............................   47,392    47,338
                                          =======   =======


Net income per share....................  $   .11   $   .09
                                          =======   =======


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